UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2024

FOMO WORLDWIDE, INC.

(Exact name of Registrant as specified in its Charter)

wyoming	001-13126	87-3971203
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

108 Scharberry Lane #2, Mars, PA 16046

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	IGOT	OTC Pink Current

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

FOMO WORLDWIDE, INC. is referred to herein as “FOMO”, “we”, “us”, or the “Company”.

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2024, we entered into a definitive agreement to acquire the North American assets and operations of EcoChem Alternative Fuels LLC (https://www.hpcdfuel.com/), an Ohio-based provider of advanced filtration systems and services that generate high performance carbon fuels including diesel, gasoline, biofuel, and jet fuel. The terms of the transaction include consideration of five million restricted Series B Preferred shares convertible into 50,000,000 common shares, an earn-out based on technology and revenue milestones for an additional five million restricted Series B Preferred shares over three years, ten million stock options to be issued to existing staff and new hires at strike prices and vesting schedules to be determined in the future, and a $1.5 million two-year convertible note (@ $0.05/common share) with $250,000 cash amortization in six months from closing and $250,000 cash amortization in twelve months from closing. $125,000 cash is due on closing, which is scheduled for April 16, 2024. We intend to form a wholly owned acquisition subsidiary which will incorporate the purchased assets and operate the business under “2050 Fuel” and/or “Fuel Drop”. The definitive agreement is included herein as Exhibit 10.1.

Item 9.01. Exhibits

(10)	Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	FOMO WORLDWIDE, INC. – EcoChem Alternative Fuels LLC Definitive Agreement – 04/01/2024
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO WORLDWIDE, INC.

Date: April 2, 2024	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer